Ex 99.1



                                                       PRESS
                                                       RELEASE



                                                       Vectren Corporation
                                                       P.O. Box 209
                                                       Evansville, IN 47702-0209

FOR IMMEDIATE RELEASE

April 26, 2005


                               Vectren Corporation
                       Reports First Quarter 2005 Increase


Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported net income for the three months ended March 31, 2005 of $56.1 million, or $0.74 per share, compared to net income of $54.8 million, or $0.73 per share, for the three months ended March 31, 2004. Weather for the quarter was 7 percent warmer than normal and 3 percent warmer than the prior period.


Company Highlights

     o    Increased utility earnings during the first quarter of 2005
     o Increased results from Coal Mining operations during the first quarter of 2005
     o    Implemented new Vectren Ohio gas rates in April 2005
     o    Affirmed 2005 earnings guidance

Said Niel C. Ellerbrook, Chairman, President and CEO, "We are very pleased with our first quarter results, despite the warmer than normal weather impacting our heat sensitive throughput. In the last nine months we have implemented new base rates for all three of our gas jurisdictions and continue to recover costs associated with our power generation environmental compliance expenditures. The nonregulated group also performed well during the quarter, especially our coal mining group, which achieved increased production levels. We continue to be confident in our previously disclosed 2005 earnings guidance."


2005 Earnings Guidance

The company affirmed that fiscal 2005 earnings are expected to be in the range of $1.70 to $1.90 per share. The targeted range is subject to the factors discussed under "Forward Looking Statements" including normal weather for the balance of the year, stable economic conditions, and continued growth from the company's nonregulated businesses.


Utility Group

Utility Group earnings were $48.1 million for the three months ended March 31, 2005, compared to $44.7 million in the prior year. The $3.4 million increase in the Utility Group earnings is due to the implementation of new gas base rates in the company's Indiana service territories, higher electric revenues associated with recovery of pollution control investments and increased wholesale electric margins. Gas base rate increases added margin of $7.9 million, or $4.7 million after tax. These increases were partially offset by the impact of warmer weather on customer usage during this high consumption quarter and increased depreciation expense and income taxes. For the quarter ended March 31, 2005, heating weather 7 percent warmer than normal and 3 percent warmer than the prior year reduced first quarter 2005 margins by an estimated $4.8 million ($2.9 million after tax) and by an estimated $3.0 million ($1.7 million after tax) when compared to the same period last year.

Gas utility margins for the three months ended March 31, 2005 were $145.8 million, an increase of $6.3 million, or 4 percent, compared to the prior year period. The rate case orders implemented in the second half of 2004 added revenues of $7.9 million. This increase in revenues reflects new gas rates designed to recover the majority of the authorized increase evenly through higher customer charges and non-weather sensitive usage rates. It is estimated that the impact of weather decreased margin $2.6 million compared to the same period last year and was the primary contributor to decreased throughput. The remaining change is primarily attributable to expense recovery pursuant to Ohio regulatory trackers.

Electric retail and firm wholesale margins were $56.5 million, an increase of $2.0 million when compared to 2004. Margin increased $2.6 million due to the increase in retail electric rates related to the recovery of environmental compliance expenditures and related operating expenses. The effects of warmer weather partially offset these increases by $0.4 million compared to the same period last year.

Electric wholesale margin primarily results from asset optimization activities derived from generation capacity in excess of that needed to serve native load and firm wholesale customers. Net wholesale margins increased $2.0 million compared to 2004 due to an increase in available capacity. The availability of excess capacity was impacted in 2004 by scheduled outages of owned generation related to the installation of environmental compliance equipment.

Other operating expenses decreased $0.5 million for the three months ended March 31, 2005 compared to the same period in 2004. The decrease was primarily due to $1.1 million in lower NOx operating expenses, offset somewhat by increased costs for scrubber chemicals, gasoline and other costs.

Depreciation expense for the three months ended March 31, 2005 increased $3.8 million compared to 2004. Installation of environmental compliance equipment accounted for $1.4 million of the increase. In addition, the first quarter of 2004 was $1.8 million lower due to a one-time adjustment of depreciation rates and amortization of regulatory assets.

Income taxes for three months ended March 31, 2005 increased $4.2 million, compared to 2004, primarily attributable to higher pre-tax income.


Vectren Energy Delivery of Ohio Rate Settlement Implemented

On April 13, 2005, the Public Utilities Commission of Ohio (PUCO) approved Vectren Energy Delivery of Ohio's (VEDO) base rate increase for its natural gas distribution business. The PUCO's order provides for a $15.7 million increase in VEDO's base distribution rates. As reported previously, new natural gas base rate increases were implemented for Vectren Energy Delivery's two Indiana service territories on July 1, 2004 and on December 1, 2004. In all three cases, the new rates implemented were designed to help mitigate the effects of extreme weather with a significant portion of the rate increases achieved through higher customer charges and higher non-weather sensitive usage rates. As such, it is expected that the allowed increases will generally be realized evenly over the course of a year.


Nonregulated Group (all amounts following in this section are after tax)

Nonregulated Group earnings were $8.9 million for the three months ended March 31, 2005, as compared to $10.6 million in the prior year. The company's primary nonregulated business groups, Energy Marketing and Services, Coal Mining, and Utility Infrastructure Services contributed $9.4 million to 2005 earnings, down slightly from the $10.0 million contributed in 2004. The slight decrease is attributable to lower earnings from gas marketing and performance contracting operations, partially offset by increased earnings from mining operations.

The 2004 contribution from Other Businesses reflects an after tax gain of $5.3 million recognized on the sale of an investment held by Haddington Energy Partners which was largely offset by a $4.5 million after tax charge related to the write down of the company's broadband investments.


Energy Marketing and Services

Energy Marketing and Services is comprised of the company's gas marketing operations, performance contracting operations and retail gas supply operations.

Net income generated by Energy Marketing and Services for the quarter ended March 31, 2005, was $6.0 million compared to $7.0 million in 2004. In both periods presented, gas marketing operations, performed through ProLiance Energy, provided the primary earnings contribution, totaling $6.4 million in 2005, a slight decrease from the $6.9 million contributed in 2004. This decrease is attributable to pre-verdict legal fees associated with litigation between ProLiance and the City of Huntsville, Alabama (Huntsville Utilities). The remaining decrease in earnings contribution is primarily attributable to the timing of performance contracting operations. For the quarter, Vectren Source's retail gas supply operations earned $0.8 million, compared to $0.6 million in the prior period. Source's earnings contribution was also significantly impacted by warmer than normal weather.


Coal Mining

The Coal Mining Group mines and sells coal to the Company's utility operations and to other third parties through its wholly owned subsidiary Vectren Fuels, Inc. (Fuels). The Coal Mining Group also generates IRS Code Section 29 tax credits resulting from the production of coal-based synthetic fuels through its 8.3% ownership interest in Pace Carbon Synfuels, LP (Pace Carbon). In addition, Fuels receives synfuel-related fees from synfuel producers unrelated to Pace Carbon for a portion of its coal production.

Coal Mining net income for the three months ended March 31, 2005, was $4.4 million, compared to $3.6 million in 2004. Earnings from the Mining operations were $1.3 million in 2005, compared to $0.7 million in 2004. The contribution from Mining operations increased despite rising commodity costs, primarily due to greater production and higher revenue per ton. Synfuel-related results for the quarter, which include earnings from Pace Carbon and synfuel processing fees earned by Fuels, increased $0.2 million. This increase reflects higher production of synthetic fuel produced by Pace Carbon as the result of the relocation of a previously underperforming plant.


Utility Infrastructure Services

Utility Infrastructure Services provides underground construction and repair to gas, water, electric and telecommunications companies primarily through its investment in Reliant Services, LLC (Reliant) and Reliant's 100 percent ownership in Miller Pipeline. Reliant is a 50 percent owned strategic alliance and is accounted for using the equity method of accounting.

For the three months ended March 31, 2005, Utility Infrastructure Services' operated at a seasonal loss of $1.0 million, compared to a loss of $0.6 million in 2004


Broadband and Other Businesses

Broadband  invests  in  communication   services,   such  as  cable  television,
high-speed internet, and advanced local and long distance phone services. The Other Businesses Group includes a variety of operations and investments.

For the three months ended March 31, 2005, other businesses reported a loss of $(0.5) million, compared to earnings of $0.6 million in 2004. The decrease is primarily due to the net contribution in 2004 from an after tax gain of $5.3 million recognized on the sale of an investment held by Haddington Energy Partners, which was largely offset by a $4.5 million after tax charge related to the write down of the Company's broadband investments.


Corporate

Contributions to various community and civic organizations and corporate and other expenses in the first quarter 2005 were $0.9 million after tax.


Please SEE ATTACHED unaudited schedules for additional financial information


Live Webcast on April 28, 2005

Vectren management will discuss first quarter 2005 earnings results and provide an outlook for 2005 during a conference call for analysts scheduled at 2:30 p.m. EDT (1:30 CDT), Thursday, April 28, 2005. You are invited to listen to the live, audio only Webcast of the conference call as well as view the accompanying slide presentation by choosing "Q1 2005 Earnings Webcast" on Vectren's website, www.Vectren.com. Approximately two hours after the completion of the Webcast, interested parties may also view the slide presentation and listen to the Webcast replay at Vectren's website.


About Vectren

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the midwest and southeast. These include gas marketing and related services; coal production and sales and utility infrastructure services. To learn more about Vectren, visit www.vectren.com.


Safe Harbor for Forward Looking Statements

This  document  contains   forward-looking   statements,   which  are  based  on
management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2005.


Investor Contact  Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact     Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com